UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2015

MULTIMEDIA PLATFORMS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-33933	88-0319470
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2929 East Commercial Blvd., Suite Ph-D, Fort Lauderdale, FL	33308
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (954) 440-4678

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreements.

Multimedia Platforms, Inc. (the "Company") received financing from C. Lawrence Rutstein, who serves as the Chairman of the Company's Board of Directors, for an aggregate principal amount of $250,000.

In consideration for the financing, the Company issued Mr. Rutstein a Promissory Note (the "Rutstein Financing Note"), dated as of November 6, 2015, for the principal amount of $250,000, plus interest at a rate of eight percent (8%) per annum accruing from the date of the Rutstein Financing Note and payable on a monthly basis. The maturity date of the Rutstein Financing Note is the earlier to occur of (1) 180 days from the date of the note, and; (2) the consummation of a financing by the Company with gross proceeds to the Company of no less than $1,000,000.The Company has the right to prepay the Rutstein Financing Note, in whole or in part, at any time.

In consideration for the financing, the Company issued Mr. Rutstein a Common Stock Purchase Warrant (the "Rutstein Financing Warrant"), dated as of November 13, 2015, for 500,000 shares of the Company's common stock, which is exercisable in whole or in part, for an exercise price equal to $0.50 per share. The Rutstein Financing Warrant terminates four years from the date of issuance. The exercise price and number of shares of the Company's common stock issuable under the Rutstein Financing Warrant are subject to adjustments for stock dividends, splits, combinations and certain other events as set forth in the Rutstein Financing Warrant.

The foregoing description of the terms of the Rutstein Financing Note and the Rutstein Financing Warrant, do not purport to be complete and are qualified in their entirety by reference to the provisions of such agreements filed as exhibits 4.1 and 10.1 to this Current Report on Form 8-K (this "Report").

Item 3.02 Unregistered Sales of Equity Securities.

The applicable information set forth in Items 1.01 and of this Current Report on Form 8-K is incorporated by reference in this Item 3.02.

In consideration for services performed by Mr. Rutstein and Mark L. Friedman, as members of the Company's Board, the Company issued each director warrants as described below.

Mr. Rutstein received a Common Stock Purchase Warrant, dated as of November 18, 2015, for 1,750,000 shares of the Company's common stock (the "Rutstein Services Warrant"), which is exercisable in whole or in part, for an exercise price equal to $0.50 per share. The shares subject to the Rutstein Services Warrant vest and become exercisable with respect to one-third (1/3) of the total shares subject to the Rutstein Services Warrant (approximately 583,333 shares of Common Stock) on each of the following dates (i) the date of issuance, (ii) first anniversary of the date of issuance, and (iii) the second anniversary of the date of issuance. If at any time while there are shares subject to the Rutstein Services Warrant that are outstanding the Company is sold to a third party, whether through a stock sale or a sale of substantially all of its assets or in one or more transactions, all shares subject to the Rutstein Services Warrant fully vest and become exercisable. The Rutstein Services Warrant terminates on the fourth (4th) anniversary of the applicable vesting date with respect to each tranche of shares subject to the Rutstein Services Warrant that vest as described above. The exercise price and number of shares of the Company's common stock issuable under the Rutstein Services Warrant are subject to adjustments for stock dividends, splits, combinations and certain other events as set forth in the Rutstein Services Warrant.

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Mr. Friedman received a Common Stock Purchase Warrant, dated as of November 13, 2015, for 500,000 shares of the Company's common stock (the "Friedman Services Warrant"), which is exercisable in whole or in part, for an exercise price equal to the lesser of $0.40 per share. The Friedman Services Warrant terminates four years from the date of issuance. The exercise price and number of shares of the Company's common stock issuable under the Friedman Services Warrant are subject to adjustments for stock dividends, splits, combinations and certain other events as set forth in the Friedman Services Warrant.

The foregoing description of the terms of the Rutstein Services Warrant and the Friedman Services Warrant, do not purport to be complete and are qualified in their entirety by reference to the provisions of such agreements filed as exhibits 4.2 and 4.3 to this Report.

The securities underlying the Rutstein Financing Warrant, the Rutstein Services Warrant and the Friedman Services Warrant are exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the "Securities Act"), and Rule 506 of Regulation D and/or Regulations S as promulgated under the Securities Act.

Item 8.01 Other Events

Messrs. Rutstein and Friedman loaned the Company $25,000 each on October 15, 2015. In consideration for these loans, the Company issued each of Messrs. Rutstein and Friedman, promissory notes, dated as of October 15, 2015, for the principal amount of $25,000, plus an additional $10,000 ($35,000 in the aggregate) (the "Rutstein/Friedman Notes"). The maturity date of the Rutstein/ Friedman Notes is the earlier to occur of (1) 120 days from the date of the notes and; (2) the consummation of a financing by the Company with gross proceeds to the Company of no less than $500,000 in the aggregate from the consummation of one or more financing raises. The Company has the right to prepay the Rutstein/Friedman Notes, in whole or in part, at any time.

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Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

4.1	Common Stock Purchase Warrant to C. Lawrence Rutstein for 500,000 shares

4.2	Common Stock Purchase Warrant to C. Lawrence Rutstein for 1,7500,000 shares

4.3	Common Stock Purchase Warrant to Mark L. Friedman for 500,000 shares

10.1	Promissory Note to C. Lawrence Rutstein for $250,000

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 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MULTIMEDIA PLATFORMS, INC.

Date: November 20, 2015	By:	/s/ Bobby Blair
Bobby Blair Chief Executive Officer

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